Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

October 23, 2008

INVESTOR RELATIONS EARNINGS RELEASE

THIRD QUARTER 2008 EARNINGS

•    GAAP (generally accepted accounting principles) earnings were $223 million, or $0.51 per diluted share, compared with $255 million, or $0.59 per diluted share, in 2007.

•    Ongoing diluted earnings per share were $0.51, compared with $0.58 per share in 2007.

•    Xcel Energy narrows its 2008 earnings from continuing operations guidance to $1.45 to $1.50 per share.

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) today reported third quarter 2008 GAAP earnings of $223 million, or $0.51 per share, compared with $255 million, or $0.59 per share, in 2007. Ongoing earnings, adjusted for certain non-recurring items, were $0.51 per share for the third quarter of 2008, compared with $0.58 in 2007.

Ongoing and GAAP earnings for the third quarter of 2008 were lower than last year primarily due to lower electric margins and higher depreciation and amortization expenses.  Lower electric margins were largely due to the negative impact of cooler temperatures in the third quarter of 2008 as well as an overall decline in residential electric customer sales growth.  The increase in depreciation expense was due to the approval of a NSP-Minnesota remaining lives depreciation filing in the third quarter of 2007 related to the life extension of the Monticello nuclear plant, which served to reduced depreciation expense in that period by approximately $31 million.

“As previously disclosed, we expected that our third quarter earnings would decline due to the warmer than normal temperatures last year and an adjustment that reduced depreciation expense in 2007”, said Richard C. Kelly, chairman, president and chief executive officer.  “However, we believe recently emerging macroeconomic issues are having an adverse impact on our sales growth, particularly, our residential sales.  As a result, we now expect to be at the low-end of the $1.45 to $1.50 per share guidance range.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings - Note 7)

During 2007, Xcel Energy resolved a dispute with the IRS regarding its corporate owned life insurance (COLI) program.  Excluding the impact of the COLI program, Xcel Energy’s ongoing third quarter 2008 earnings were $223 million, or $0.51 per share, compared with third quarter 2007 ongoing earnings of $249 million or $0.58 per share. The following table provides a reconciliation of GAAP earnings per share to ongoing earnings per share for 2008 and 2007.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
Diluted earnings (loss) per share	2008	2007	2008	2007
Ongoing earnings per share	$0.51	$0.58	$1.10	$1.12
PSR Investments Inc. (PSRI)/COLI IRS settlement	—	0.01	—	(0.09)
Earnings per share - continuing operations	0.51	0.59	1.10	1.03
Income from discontinued operations	—	—	—	0.01
GAAP earnings per share	$0.51	$0.59	$1.10	$1.04

At 9 a.m. CDT today, Xcel Energy will host a conference call to review third quarter financial results.  To participate in the call, please dial in five to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:

(800) 257-7063

International Dial-In:	(303) 262-2005

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 11 a.m. CDT on October 23 through 11:59 p.m. CDT on October 24.

Replay Numbers

US Dial-In:

(800) 405-2236

International Dial-In:	(303) 590-3000
Access Code:	11120556#

Except for the historical statements contained in this release, the matters discussed herein, including our 2008 full year EPS guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2007.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(Amounts in Thousands, Except Per Share Data)	2008	2007	2008	2007
Operating revenues
Electric utility	$2,576,467	$2,199,533	$6,704,164	$5,935,031
Natural gas utility	258,961	184,161	1,736,701	1,442,451
Other	16,252	16,303	54,718	53,469
Total operating revenues	2,851,680	2,399,997	8,495,583	7,430,951

Operating expenses
Electric fuel and purchased power — utility	1,513,935	1,101,844	3,871,437	3,113,314
Cost of natural gas sold and transported — utility	155,804	89,245	1,298,731	1,049,601
Cost of sales — other	4,528	4,452	14,095	14,179
Other operating and maintenance expenses	422,560	422,527	1,340,362	1,301,740
Conservation and demand-side management program expenses	27,483	34,600	92,278	76,018
Depreciation and amortization	209,131	186,460	622,512	603,531
Taxes (other than income taxes)	70,245	66,024	218,220	210,437
Total operating expenses	2,403,686	1,905,152	7,457,635	6,368,820
Operating income	447,994	494,845	1,037,948	1,062,131

Interest and other income, net	10,290	3,002	29,105	3,170
Allowance for funds used during construction - equity	16,319	9,023	45,478	25,294

Interest charges and financing costs
Interest charges — includes other financing costs of $5,162, $4,924, $15,294 and $16,518, respectively	139,777	137,451	405,671	390,427
Interest and penalties related to COLI settlement	—	2,190	—	43,401
Allowance for funds used during construction - debt	(9,625)	(8,481)	(28,748)	(24,129)
Total interest charges and financing costs	130,152	131,160	376,923	409,699

Income from continuing operations before income taxes	344,451	375,710	735,608	680,896
Income taxes	121,756	120,990	253,446	239,967
Income from continuing operations	222,695	254,720	482,162	440,929
Income (loss) from discontinued operations, net of tax	94	97	(684)	2,376
Net income	222,789	254,817	481,478	443,305
Dividend requirements on preferred stock	1,060	1,060	3,180	3,180
Earnings available to common shareholders	$221,729	$253,757	$478,298	$440,125

Weighted average common shares outstanding
Basic	434,131	419,822	431,511	413,555
Diluted	439,397	433,387	436,716	432,811
Earnings per share — basic
Income from continuing operations	$0.51	$0.60	$1.11	$1.06
Income from discontinued operations	—	—	—	—
Earnings per share — basic	$0.51	$0.60	$1.11	$1.06
Earnings per share — diluted
Income from continuing operations	$0.51	$0.59	$1.10	$1.03
Income from discontinued operations	—	—	—	0.01
Earnings per share — diluted	$0.51	$0.59	$1.10	$1.04

Cash dividends declared per common share	$0.24	$0.23	$0.71	$0.68

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses:

	Three months ended September 30,		Nine months ended September 30,
Diluted earnings (loss) per share	2008	2007	2008	2007
Regulated utility - continuing operations (Note 2)	$0.54	$0.61	$1.21	$1.21
Holding company and other costs	(0.03)	(0.03)	(0.11)	(0.09)
Earnings per share - ongoing operations	0.51	0.58	1.10	1.12
PSRI/COLI IRS settlement (Note 7)	—	0.01	—	(0.09)
Earnings per share - continuing operations	0.51	0.59	1.10	1.03
Income from discontinued operations	—	—	—	0.01
Total earnings per share	$0.51	$0.59	$1.10	$1.04

The following table summarizes significant components contributing to the changes in the third quarter of 2008 diluted earnings per share, compared with the same period in 2007, which are discussed in more detail later in this release.

	Three months ended Sept. 30,	Nine months ended Sept. 30,
2007 GAAP earnings per share	$0.59	$1.04
Earnings per share — discontinued operations	—	(0.01)
2007 GAAP earnings per share-continuing operations	0.59	1.03

PSRI/COLI IRS settlement	(0.01)	0.09
2007 ongoing earnings per share	0.58	1.12

Components of change — 2008 vs. 2007
Higher (lower) base electric utility margins	(0.04)	0.02
Higher depreciation and amortization expense	(0.03)	(0.03)
Lower wholesale and commodity trading margins	(0.01)	(0.01)
Higher allowance for funds used during construction - equity	0.02	0.05
Higher natural gas margins	0.01	0.06
Lower (higher) conservation and demand-side management program expenses	0.01	(0.02)
Higher operating and maintenance expense	—	(0.06)
Higher financing costs	—	(0.02)
Other, including income taxes	(0.03)	(0.01)
2008 GAAP earnings per share	$0.51	$1.10

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings — The following table summarizes the estimated impact of temperature variations on utility results, compared with sales under normal weather conditions.

	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007
Retail electric	$(0.01)	$0.04	$(0.05)	$(0.01)	$0.06	$(0.07)
Firm natural gas	—	—	—	0.01	—	0.01
Total	$(0.01)	$0.04	$(0.05)	$—	$0.06	$(0.06)

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth for actual and weather-normalized energy sales for the three- and nine-month periods ended Sept. 30, 2008, compared with the same periods in 2007.

	Three months ended Sept. 30,		Nine months ended Sept. 30, *
	Actual	Normalized	Actual	Normalized
Electric residential	(7.3)%	(2.2)%	(2.7)%	0.0%
Electric commercial and industrial	0.4	2.3	1.4	2.6
Total retail electric sales	(1.9)	1.0	0.3	1.8
Firm natural gas sales**	31.2	22.2	5.9	2.2

During the third quarter, we experienced a decline in electric residential customer sales, particularly in the NSP-Minnesota region.  We believe the lower sales growth is a reflection of a recent shift in customer behavior, in part, attributable to the overall economic conditions as well as conservation efforts.

*   The year-to-date normalized sales growth amounts have been adjusted for leap day.

** Due to the low volume of natural gas sales for the third quarter, the firm gas sales increase is not a meaningful number or indicative of a trend.

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins — The following table details the revenues and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Three months ended Sept. 30, 2008
Electric utility revenues (excluding commodity trading)	$2,527	$48	$—	$2,575
Electric fuel and purchased power utility	(1,467)	(47)	—	(1,514)
Commodity trading revenues	—	—	51	51
Commodity trading expenses	—	—	(50)	(50)
Gross margin before operating expenses	$1,060	$1	$1	$1,062
Margin as a percentage of revenues	41.9%	2.1%	2.0%	40.4%

Three months ended Sept. 30, 2007
Electric utility revenues (excluding commodity trading)	$2,129	$69	$—	$2,198
Electric fuel and purchased power-utility	(1,041)	(61)	—	(1,102)
Commodity trading revenues	—	—	74	74
Commodity trading expenses	—	—	(72)	(72)
Gross margin before operating expenses	$1,088	$8	$2	$1,098
Margin as a percentage of revenues	51.1%	11.6%	2.7%	48.3%

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Nine months ended Sept. 30, 2008
Electric utility revenues (excluding commodity trading)	$6,536	$164	$—	$6,700
Electric fuel and purchased power utility	(3,722)	(149)	—	(3,871)
Commodity trading revenues	—	—	118	118
Commodity trading expenses	—	—	(114)	(114)
Gross margin before operating expenses	$2,814	$15	$4	$2,833
Margin as a percentage of revenues	43.1%	9.1%	3.4%	41.6%

Nine months ended Sept. 30, 2007
Electric utility revenues (excluding commodity trading)	$5,745	$184	$—	$5,929
Electric fuel and purchased power-utility	(2,946)	(167)	—	(3,113)
Commodity trading revenues	—	—	227	227
Commodity trading expenses	—	—	(221)	(221)
Gross margin before operating expenses	$2,799	$17	$6	$2,822
Margin as a percentage of revenues	48.7%	9.2%	2.6%	45.8%

Note — The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base Electric Utility Margin

(Millions of dollars)	Three months ended Sept. 30, 2008 vs. 2007	Nine months ended Sept. 30, 2008 vs. 2007
Estimated impact of weather	$(32)	$(48)
Nuclear refueling outage revenue, subject to refund due to change in recovery method	(17)	(17)
Firm wholesale	(4)	(2)
Retail customer sales mix	(2)	(11)
Purchased capacity costs	(1)	(5)
Retail rate increases (Wisconsin and North Dakota interim)	13	32
Metropolitan Emissions Reduction Project (MERP) rider	7	17
Conservation and non-fuel riders	4	18
Sales growth (excluding weather impact)	2	24
Increased margin due to leap year (weather normalized impact)	—	9
Other, including fuel recovery, handling and procurement and net transmission revenue	2	(2)
Total (decrease) increase in base electric utility margin	$(28)	$15

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(Millions of dollars)	2008	2007	2008	2007

Natural gas utility revenues	$259	$184	$1,737	$1,442
Cost of natural gas sold and transported	(156)	(89)	(1,299)	(1,050)
Natural gas utility margin	$103	$95	$438	$392

The following table summarizes the components of the changes in natural gas margin for the three and nine months ended Sept. 30:

Natural Gas Margin

	Three months ended Sept. 30,	Nine months ended Sept. 30,
(Millions of dollars)	2008 vs. 2007	2008 vs. 2007
Base rate changes – Minnesota, Colorado and Wisconsin	$5	$25
Sales growth (excluding weather impact)	3	4
Estimated impact of weather	1	8
Conservation revenue	1	4
Transportation	(1)	1
Increased margin due to leap year (weather normalized impact)	—	1
Other	(1)	3
Total increase in natural gas margin	$8	$46

Other operating and maintenance expenses — Other operating and maintenance expenses for the third quarter of 2008 remained consistent as compared with the same period in 2007.  Other operating and maintenance expenses for the first nine months of 2008 increased $39 million, or 3.0 percent, compared with the same period in 2007.  The following table summarizes the components of the changes in other operating and maintenance expenses for the three and nine months ended Sept. 30:

	Three months ended Sept. 30,	Nine months ended Sept. 30,
(Millions of dollars)	2008 vs. 2007	2008 vs. 2007
Nuclear outage expenses, net of deferral	$(14)	$(18)
Lower employee benefit costs	(12)	(18)
Higher labor costs	9	23
Higher consulting costs	8	15
Higher plant generation costs	5	24
Higher contract labor	3	9
Other, including nuclear plant operation costs	1	4
Total increase in other operating and maintenance expenses	$—	$39

The following provides an explanation of certain items listed in the table above:

•                  The decline in nuclear outage expense is due to the Minnesota Public Utilities Commission (MPUC), North Dakota Public Service Commission (NDPSC) and South Dakota Public Utilities Commission (SDPUC) approving the change in accounting from the direct expense method to the deferral and amortization method, effective Jan. 1, 2008.

•                  The increase in labor costs was attributable to annual wage increases, the insourcing of certain functions and additional employees to support system growth.

•                  The higher plant generation costs were primarily attributable to scheduled and unplanned maintenance.

•                  Lower current period and year-to-date employee benefit costs are due to adjustments related to our performance based incentive plan.

Depreciation and amortization — Depreciation and amortization expense increased by approximately $22.7 million, or 12.2 percent, for the third quarter of 2008, and $19.0 million, or 3.1 percent for the first nine months of 2008, compared with the same periods in 2007.

The third quarter increase is primarily due to the MPUC approval of Northern States Power Co. (NSP)-Minnesota’s remaining lives depreciation filing in the third quarter of 2007, extending the life of the Monticello plant by 20 years.  This decision was retroactive to the beginning of the year and reduced depreciation expense by approximately $31 million in the third quarter of 2007; however, it did not impact depreciation expense for the first two quarters of 2007.  The year-to-date increase was due to planned system expansion partially offset by a decrease in depreciation expense due to the MPUC approval of two NSP-Minnesota depreciation filings in September 2008.

Conservation and Demand Side Management (DSM) — Conservation and DSM expense decreased approximately $7.1 million, or 20.6 percent for the third quarter of 2008 and increased $16.3 million, or 21.4 percent, for the first nine months of 2008, compared to the same periods in 2007.  The higher expense for the first nine months of 2008 is attributable to the ongoing expansion of programs and is designed, in part, to meet regulatory commitments.  Conservation and DSM program expenses are generally recovered through rates or rider mechanisms in Xcel Energy’s various jurisdictions.

Interest and other income, net — Interest and other income increased by $7.3 million for the third quarter of 2008, and $25.9 million for the first nine months of 2008, compared with the same periods in 2007.  The increase is primarily the result of PSRI terminating the COLI program in 2007, which eliminated certain expenses.

Allowance for funds used during construction, equity and debt (AFUDC) — AFUDC increased by approximately $8.4 million for the third quarter of 2008, and $24.8 million for the first nine months of 2008 when compared with the same periods in 2007.  The increase was due primarily to the construction of Comanche 3 and other construction projects.

Income taxes — Income taxes for continuing operations increased by $1 million for the third quarter of 2008, compared with 2007.  The effective tax rate for continuing operations was 35.3 percent for the third quarter of 2008, compared with 32.2 percent for the same period in 2007.  The higher effective tax rate for third quarter 2008 as compared with 2007 was primarily due to benefits from the COLI policies in the third quarter of 2007.  Without these benefits, the effective tax rate for the third quarter of 2007 would have been 34.8 percent.

Income taxes for continuing operations increased by $13 million for the first nine months of 2008, compared with 2007.  The increase in income tax expense was primarily due to an increase in pretax income in 2008. The effective tax rate for continuing operations was 34.5 percent for the first nine months of 2008, compared with 35.2 percent for the same period in 2007.

Note 3.  Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at Sept. 30, 2008:

(Billions of dollars)	Balance at Sept. 2008	Percentage of Total Capitalization
Current portion of long-term debt	$1.0	6%
Short-term debt	0.3	2
Long-term debt	7.5	48
Total debt	8.8	56

Preferred equity	0.1	1
Common equity	6.8	43
Total equity	6.9	44

Total capitalization	$15.7	100%

Xcel Energy generally expects to fund its operations and capital investments through internally generated funds and by periodically issuing short-term debt, long-term debt, common stock, preferred stock and hybrid securities.

During the third quarter of 2008, Xcel Energy issued the following securities.

•                  In August of 2008, we issued $600 million of first mortgage bonds at PSCo. The bond issuance was made up of two tranches $300 million with a 10-year maturity and an interest rate coupon of 5.8 percent and $300 million with a 30-year maturity and an interest rate coupon of 6.5 percent.

•                  In September of 2008, we issued $200 million of first mortgage bonds at NSP-Wisconsin with a 30-year maturity and an interest rate coupon of 6.375 percent.

•                  In September 2008, we issued approximately 17.25 million shares of common stock for approximately $345 million.

Current debt financing plans for the rest of 2008 include the following:

•                  Issuing up to $250 million unsecured bonds at Southwestern Public Service Company (SPS) in either late 2008 or early 2009.

These financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Note 4.  Liquidity

General — As a result of recent volatile conditions in global capital markets, including the bankruptcy filing of Lehman Brothers Holdings, Inc (Lehman), general liquidity in short-term credit markets has been constrained despite several pro-active intervention measures undertaken by the Federal Reserve, the Department of the Treasury, the United States Congress and the President of the United States. Xcel Energy has maintained access to short-term liquidity through the A2/P2 commercial paper market and utilization of direct borrowing on certain committed credit agreements. In addition, Xcel Energy’s overall liquidity through the third quarter was strengthened by the issuance of long-term debt, equity and hybrid securities completed during the third quarter and earlier in 2008.  The proceeds from these financings were used to refinance maturing debt obligations, repay short-term debt and general corporate purposes.

The Reserve Primary Fund — On Sept. 17, 2008, NSP-Wisconsin redeemed a $40 million principal investment held in The Reserve Primary Fund (the Fund) at $0.97 per share, resulting in a loss of $1.2 million. . This redemption occurred following an announcement by the Fund on Sept. 16, 2008 that the net asset value of the Fund had declined to $0.97 per share following a $785 million write-off of securities issued by Lehman.

On Sept. 29, 2008, the Fund issued an announcement that its Board of Trustees had voted to liquidate its assets and to make a cash distribution to investors in the Fund, including investors who had submitted redemption orders that had not been funded.  A total distribution of $20 billion, which represents 32 percent of the Fund’s total assets as of Sept. 12, 2008, will be made to all investors pro rata in proportion to the number of shares each investor held.  NSP-Wisconsin’s pro rata share of this distribution is projected to be approximately $10 million.

The Fund’s Board of Trustees is working with the SEC to develop a plan to distribute the remaining assets of the Fund in a fair and equitable manner to all shareholders. The Fund cannot currently estimate when additional distributions to investors will be made.

Long-term Investments — The recent volatility in global capital markets has lead to a reduction in the current value of long-term investments held in Xcel Energy’s nuclear decommissioning trust fund and pension fund.

The nuclear decommissioning trust fund invests in a diversified portfolio of taxable and municipal fixed income securities and equity securities. At Sept. 30, 2008, the total value of the nuclear decommissioning trust fund was approximately $1.187 billion as compared to $1.318 billion at December 31, 2007.  Realized and unrealized gains and losses on nuclear decommissioning fund investments are deferred as a component of a nuclear decommissioning regulatory asset or liability on Xcel Energy’s consolidated balance sheet.

Xcel Energy’s pension assets are invested in a diversified portfolio of domestic and international equity securities, fixed income securities, real estate and alternative investments, including private equity funds and a commodities index.  At Sept. 30, 2008, the total value of the pension assets was $2.569 billion as compared to $3.186 billion at Dec. 31, 2007. The recent decline in asset value for the plan could require additional future funding requirements greater than the $35 million annual contribution that Xcel Energy funded earlier this year to one of its plans.

Commodity Trading — On Sept. 14, 2008, Lehman filed bankruptcy.  Xcel Energy has no direct credit exposure in its short-term wholesale and commodity trading activity to Lehman, or its subsidiaries.  Xcel Energy has been informed by PJM, a regional transmission organization operating primarily in the mid-Atlantic, that Lehman has defaulted on a guaranty issued to a Lehman subsidiary operating within the PJM market, and this technical default has not been cured.  According to PJM rules, the Lehman subsidiary will be required to liquidate its positions within the PJM market, if this technical default is not cured.  Any losses encountered during a liquidation of PJM positions will be socialized to all PJM market participants, which includes certain Xcel Energy utility subsidiaries.  Xcel Energy has no additional information to quantify the risk to PJM given this default.  However, given the level of activity the Xcel Energy utility subsidiaries conduct in the PJM market, Xcel Energy believes the impact will be immaterial.

Commercial Paper — Xcel Energy, NSP-Minnesota, PSCo and SPS each have individual commercial paper programs. The authorized levels for these commercial paper programs are:

•                  $800 million for Xcel Energy,

•                  $500 million for NSP-Minnesota,

•                  $700 million for PSCo, and

•                  $250 million for SPS.

Xcel Energy and Utility Subsidiary Credit Facilities — As of Oct. 21, 2008, Xcel Energy had the following credit facilities available to meet its liquidity needs:

(Millions of Dollars) Company	Facility(1)	Drawn(2)	Available	Cash(3)	Liquidity	Maturity
NSP-Minnesota	$482.2	$6.0	$476.2	$44.1	$520.3	December 2011
PSCo	675.1	7.4	667.7	87.7	755.4	December 2011
SPS	244.6	140.1	104.5	74.9	179.4	December 2011
Xcel Energy – Holding Company	771.6	428.7	342.9	21.2	364.1	December 2011
Other	—	—	—	83.1	83.1
Total	$2,173.5	$582.2	$1,591.3	$311.0	$1,902.3

On Oct. 10, 2008, Xcel Energy borrowed $250 million under the Xcel Energy $800 million credit agreement and SPS borrowed $125 million under the SPS $250 million credit agreement. Xcel Energy and SPS took these steps to provide additional certainty of short-term funding until liquidity improves in the A2/P2 commercial paper market. Both of these borrowings are Alternative Borrowing Rate (ABR) loans bearing interest at 4.5 percent and are due and payable on Dec. 11, 2011. All or a portion of these loans may be prepaid in advance of the due date.  These are the only direct borrowings outstanding on Xcel Energy’s and its subsidiaries’ credit agreements.  Subject to the terms and conditions of each of the credit agreements, funds are available for borrowing under each facility through the day prior to the expiration date.

(1)  Reflects a reduction in the commitments resulting from the Lehman Brothers bankruptcy, which reduce the credit facilities by $80 million, collectively.

(2)  Includes direct borrowings, outstanding commercial paper and letters of credit.

(3)  Reflects the payment of common dividends on Oct. 20, 2008.

Listed below is a summary of the banks that make up the credit facilities of Xcel Energy and its subsidiaries as of Oct. 21 2008:

(Millions of Dollars)

	Xcel Energy			NSP-
Bank	Holding Co	PSCo	SPS	Minnesota	Total
Barclays Bank	$54.22	$47.44	$16.94	$33.90	$152.50
JP Morgan	54.22	47.44	16.94	33.90	152.50
Bank of America	42.67	37.33	13.33	26.67	120.00
Bank of NY	42.67	37.33	13.33	26.67	120.00
Bank of Tokyo/Mitsubishi	42.67	37.33	13.33	26.67	120.00
BMO Capital Markets	42.67	37.33	13.33	26.67	120.00
BNP Paribas	42.67	37.33	13.33	26.67	120.00
Citibank	42.67	37.33	13.33	26.67	120.00
Key Bank	42.67	37.33	13.33	26.67	120.00
Morgan Stanley Bank	42.67	37.33	13.33	26.67	120.00
Royal Bank of Scotland	42.67	37.33	13.33	26.67	120.00
Scotia Capital	42.67	37.33	13.33	26.67	120.00
UBS	42.67	37.33	13.33	26.67	120.00
Wells Fargo	42.67	37.33	13.33	26.67	120.00
Credit Suisse	28.44	24.89	8.89	17.78	80.00
Goldman Sachs	28.44	24.89	8.89	17.78	80.00
Merrill Lynch	28.44	24.89	8.89	17.78	80.00
Mizuho	28.44	24.89	8.89	17.78	80.00
US Bank	28.44	24.89	8.89	17.78	80.00
Amarillo National Bank	8.89	7.78	2.78	5.55	25.00
Sumitomo	—	—	3.50	—	3.50
Lehman Brothers Bank	—	—	—	—	—
Total	$771.57	$675.07	$244.57	$482.29	$2,173.50

Credit Agency Ratings — Short-term borrowing, as a source of funding, is affected by regulatory actions and access to reasonably priced capital markets. This access is dependent in part on credit agency reviews and ratings. The following ratings reflect the views of Moody’s Investor Services, Inc., Standard & Poor’s Ratings Services, and Fitch Ratings.  A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency. As of Oct. 20, 2008, the following table represents the credit ratings assigned to various Xcel Energy companies:

Company	Credit Type	Moody’s	Standard & Poor’s	Fitch
Xcel Energy	Senior Unsecured Debt	Baa1	BBB	BBB+
Xcel Energy	Commercial Paper	P-2	A-2	F2
NSP-Minnesota	Senior Unsecured Debt	A3	BBB	A
NSP-Minnesota	Senior Secured Debt	A2	A	A+
NSP-Minnesota	Commercial Paper	P-2	A-2	F1
NSP-Wisconsin	Senior Unsecured Debt	A3	BBB+	A
NSP-Wisconsin	Senior Secured Debt	A2	A	A+
PSCo	Senior Unsecured Debt	Baa1	BBB	A-
PSCo	Senior Secured Debt	A3	A	A
PSCo	Commercial Paper	P-2	A-2	F2
SPS	Senior Unsecured Debt	Baa1	BBB+	BBB+
SPS	Commercial Paper	P-2	A-2	F2

Note 5.  Rates and Regulation

NSP — Minnesota - North Dakota electric rate case - On Dec. 7, 2007, NSP-Minnesota filed with the NDPSC, a request to increase electric rates by $20.5 million, which would be an $18.2 million impact to NSP-Minnesota due to the transfer of certain costs and revenues between base rates and the fuel cost recovery mechanism.  The request is based on a common equity ratio of 51.77 percent, a return on equity (ROE) of 11.5 percent and a rate base of approximately $242 million.   Interim rates of $17.2 million were effective on Feb. 5, 2008.

NSP-Minnesota and the NDPSC staff reached a stipulation in which both parties recommended an ROE of 10.75 percent, with a sharing mechanism for earnings above 10.75 percent.  This stipulation is subject to approval by the NDPSC.  In June 2008, NSP-Minnesota filed rebuttal testimony and reduced its requested rate increase to $17.9 million, a net impact of $15.7 million to NSP-Minnesota, which reflects a 10.75 percent ROE and other adjustments.

Evidentiary hearings were held in June 2008.  The updated NDPSC advocacy staff’s overall recommendation following the hearing is a base rate increase of $4.9 million, a net impact of $2.5 million to NSP-Minnesota, with recommended disallowances for costs associated with NSP-Minnesota’s compliance with Minnesota renewable energy requirements, investments in environmental improvements and power plant life extensions through NSP-Minnesota’s MERP, and recommended changes in treatment of depreciation costs.

In its briefs that were filed in August and October 2008, the advocacy staff has suggested that, in the alternative to its earlier recommendations in testimony, NDPSC could dismiss the rate case on the basis that NSP-Minnesota did not meet the burden of proof.  The NDPSC will likely make a decision regarding the rate case in early November, with final rates expected to be effective in the first quarter of 2009.

Nuclear refueling outage costs — In November 2007, NSP-Minnesota filed a request asking for a change in the recovery method for costs associated with refueling outages at its nuclear plants. The request sought approval to amortize refueling outage costs over the period between refueling outages to better match revenue and expenses. This request would have reduced 2008 expenses for the NSP-Minnesota jurisdiction by approximately $25 million due to deferral and amortization over an 18-month period versus expensed as incurred.

In September 2008, the MPUC authorized NSP-Minnesota to use a deferral and amortization method for the nuclear refueling O&M costs effective Jan. 1, 2008 with certain modifications.  The ruling reduced O&M expenses, but also resulted in revenue deferrals. The net result is a positive adjustment to third quarter earnings of approximately $14 million and an estimated impact to full year earnings of approximately $18 million.

In late 2007, NSP-Minnesota filed with both the NDPSC and the SDPUC a comparable request asking for a change in the recovery method for costs associated with refueling outages at its nuclear plants.  In February 2008, the NDPSC approved the request, indicating that appropriate cost recovery levels would be determined in the pending electric rate case.  In October 2008, the SDPUC also approved the request to change the accounting method.

SPS - New Mexico electric rate case - In July 2007, SPS filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually, or 6.6 percent.  The rate filing was based on a 2006 test year adjusted for known and measurable changes and included a requested ROE of 11.0 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent.

On Aug. 26, 2008, the NMPRC issued its final order authorizing an overall rate increase of $10.8 million based on a 10.18 percent ROE.  This increase is based on a $7 million electric base rate increase and a rider to recover $3.8 million of restructuring costs.  The NMPRC disallowed $3.5 million in rate base for historical DSM expenditures and certain rate case and prepaid pension expenses.

SPS implemented the base rates on Sept. 14, 2008.  On Sept. 25, 2008, SPS filed for rehearing on certain issues.  On Oct. 14, 2008, the NMPRC denied SPS’ motion for rehearing.

SPS - Texas electric retail rate case - On June 12, 2008, SPS filed a rate case with Public Utility Commission of Texas (PUCT), seeking an annual rate increase of approximately $61.3 million, or approximately 5.9 percent.  Base revenues are proposed to increase by $94.4 million, while fuel and purchased power revenue will decline by $33.1 million, primarily due to fuel savings from the Lea Power Partners LLC (LPP) purchase power agreement.

The rate filing is based on a 2007 test-year adjusted for known and measurable changes and includes a requested ROE of 11.25 percent, an electric rate base of $989.4 million and an equity ratio of 51.0 percent. In SPS’ last Texas rate case, the parties agreed that in its next rate case SPS could request annually interim rate relief of $18 million for costs associated with the LPP power purchase agreement. The interim rates went into effect when the LPP power plant came on line in September 2008.

On Oct.13, 2008, the Office of Public Utility Counsel (OPUC), the Association of Xcel Municipalities (AXM) and the Texas Industrial Energy Consumers (TIEC) filed testimony on the revenue requirements portion of the case.

•                  The OPUC recommended a reduction to SPS’ $94.4 million base revenue request of $27.1 million based on an ROE of 9.95 percent.

•                  The TIEC recommended a reduction of $28.6 million based on an ROE of 10.0 percent.

•                  The AXM recommended a reduction of $71.7 million, based on an ROE of 9.5 percent.  AXM also recommended a $3 million disallowance of fuel costs associated with the assignment of incremental cost to a wholesale contract with EPE.

The PUCT filed testimony on October 21, 2008 recommending a reduction to SPS’ $94.4 million base revenue request of  $49.8 million based on an ROE of 10.32 percent.

The remaining procedural schedule is as follows:

•                  PUCT staff and intervenors cross-rebuttal testimony is expected to be filed on Oct. 28, 2008;

•                  SPS rebuttal testimony is expected to be filed on Nov. 4, 2008;

•                  The hearing on the merits is expected to begin on Nov. 12, 2008; and

•                  A decision is expected in early 2009.

SPS 2008 wholesale rate case - On March 31, 2008, SPS filed a wholesale power base rate case in the full-requirements customers’ base rates. SPS is seeking an annual revenue increase of $14.9 million or an overall 5.14 percent increase, based on 12.20 percent requested ROE.  Four New Mexico Cooperatives filed a motion for dismissal and protest in April 2008.

On May 30, 2008, the Federal Energy Regulatory Commission (FERC) conditionally accepted and suspended the rates and establishing hearing and settlement procedures.  The FERC granted a one-day suspension of rates instead of 180 days.  The LPP plant achieved commercial operations in September 2008 and the proposed base rates, based on a 10.25 percent ROE and a 12-CP demand allocator, became effective, subject to refund.

Note 6.  Xcel Energy Earnings Guidance

Xcel Energy’s 2008 diluted earnings per share and key assumptions are detailed in the following table.

2008 EPS Range
Utility operations	$1.61 - $1.66
Holding company financing costs and other	(0.16)
Xcel Energy earnings per share	$1.45 - $1.50

Key Assumptions for 2008:

•                  Normal weather patterns are experienced for the remainder of the year.

•                  Various riders, associated with MERP, Minnesota and Colorado transmission and Minnesota renewable energy, are expected to increase revenue by approximately $55 million to $65 million over 2007 levels.

•                  Reasonable regulatory outcomes in the North Dakota electric rate case, the SPS FERC wholesale electric rate cases and interim rate recovery of capacity costs in the Texas electric rate case.

•                  No material incremental accruals related to the SPS regulatory proceedings.

•                  Weather adjusted electric residential sales growth is expected to be flat, with overall weather-adjusted retail electric utility sales growing by approximately 1.7 percent to 2.0 percent.

•                  Weather-adjusted retail firm natural gas sales grow by approximately 0.0 percent to 1.0 percent.

•                  Short-term wholesale and commodity trading margins are within a range of $25 million to $30 million.

•                  Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $30 million to $35 million over 2007 levels.  Capacity costs at PSCo are recovered under the purchased capacity cost adjustment.

•                  Utility operating and maintenance expenses increase between 0.0 percent and 2.0 percent.

•                  Depreciation and amortization and conservation and demand-side management expense is projected to increase approximately $45 million to $55 million over 2007 levels.

•                  Interest expense increases approximately $20 million to $25 million over 2007 levels.

•                  Allowance for funds used during construction-equity increases approximately $30 million to $35 million over 2007 levels.

•                  An effective tax rate for continuing operations of approximately 32 percent to 35 percent.

•                  Average common stock and equivalents for diluted earnings per share calculations of approximately 440 million shares.

Note 7.  Non-GAAP Reconciliation

The following table provides a reconciliation of GAAP earnings to ongoing earnings:

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(Thousand of dollars)	2008	2007	2008	2007
Ongoing earnings	$223,275	$249,259	$482,535	$480,135
PSRI/COLI IRS settlement	(580)	5,461	(373)	(39,206)
Total continuing operations	222,695	254,720	482,162	440,929
Discontinued operations	94	97	(684)	2,376
GAAP earnings	$222,789	$254,817	$481,478	$443,305

As a result of the termination of the COLI program, Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results between different periods in which the COLI program was in place and is more representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the board of directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended Sept. 30,	2008	2007
Operating revenues:
Electric and natural gas utility and trading margins	$2,835,428	$2,383,694
Other	16,252	16,303
Total operating revenues	2,851,680	2,399,997

Income from continuing operations	222,695	254,720
Income from discontinued operations	94	97
Net income	222,789	254,817

Earnings available for common shareholders	221,729	253,757
Weighted average diluted common shares outstanding	439,397	433,387

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$0.54	$0.61
Holding company and other costs	(0.03)	(0.03)
Earnings per share - ongoing operations	0.51	0.58
PSRI/COLI IRS settlement	—	0.01

Earnings per share — continuing operations	0.51	0.59

Discontinued operations	—	—

Total earnings per share	$0.51	$0.59

Nine months ended Sept. 30,	2008	2007
Operating revenues:
Electric and natural gas utility and trading margins	$8,440,865	$7,377,482
Other	54,718	53,469
Total operating revenues	8,495,583	7,430,951

Income from continuing operations	482,162	440,929
Income (loss) from discontinued operations	(684)	2,376
Net income	481,478	443,305

Earnings available for common shareholders	478,298	440,125
Weighted average diluted common shares outstanding	436,716	432,811

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$1.21	$1.21
Holding company and other costs	(0.11)	(0.09)
Earnings per share - ongoing operations	1.10	1.12
PSRI/COLI IRS settlement	—	(0.09)
Earnings per share — continuing operations	1.10	1.03

Discontinued operations	—	0.01

Total earnings per share	$1.10	$1.04

Book value per share	$15.27	$14.66